EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Roslyn Bancorp, Inc.:

We consent to incorporation by reference in the Roslyn Bancorp, Inc. Proxy Statement—Prospectus constituting part of the pre-effective amendment No. 2 to the registration statement on Form S-4 of New York Community Bancorp, Inc. of our report dated January 22, 2003, relating to the consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of Roslyn Bancorp, Inc., and to the reference to our firm under the heading “Experts” in that registration statement.

/s/    KPMG LLP

New York, New York

September 15, 2003